Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

Hawaiian Airlines, Inc.

We have audited the accompanying balance sheets of Hawaiian Airlines, Inc. (“Hawaiian”) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficiency and comprehensive loss, and cash flows for each of the three years in the period ended December 31, 2004.  Our audits also included the financial statement schedule listed in the index at Item 9.01(c). These financial statements and schedule are the responsibility of Hawaiian’s management. Our responsibility is to express an opinion on these financial statements and schedule based and schedule on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Hawaiian’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Hawaiian’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 30, 2005, which report contained an explanatory paragraph regarding Hawaiian’s ability to continue as a going concern, Hawaiian has emerged from Chapter 11 bankruptcy protection and completed the financing transactions described in Note 19. Therefore, the conditions that raised substantial doubt about whether Hawaiian will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hawaiian as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Honolulu, Hawaii
March 30, 2005, except for Note 19,
as to which the date is June 2, 2005

Hawaiian Airlines, Inc. (Debtor)
Statements of Operations

	Year ended December 31,
	2004	2003	2002
	(In Thousands)
Operating revenue:
Passenger	$699,497	$626,807	$541,992
Charter	7,280	23,070	46,480
Cargo	30,579	28,504	21,319
Other	26,609	27,764	22,247
Total operating revenue	763,965	706,145	632,038
Operating expenses:
Wages and benefits	227,332	215,421	205,422
Aircraft fuel, including taxes and oil	135,946	97,055	95,457
Aircraft rent	106,090	111,454	83,462
Maintenance materials and repairs	49,246	49,515	90,194
Other rentals and landing fees	23,984	24,967	24,179
Depreciation and amortization	8,122	7,098	8,577
Sales commissions	5,529	4,302	14,645
Restructuring charges	—	—	8,701
Special credits (Stabilization and Supplemental Appropriations Acts)	—	(17,497)	680
Other	136,633	136,352	155,970
Total operating expenses	692,882	628,667	687,287
Operating income (loss)	71,083	77,478	(55,249)
Non-operating income (expense):
Reorganization items, net	(129,520)	(115,063)	—
Interest and amortization of debt expense	(1,030)	(417)	(1,264)
Interest income	—	234	1,889
Loss on disposition of equipment and other, net	843	1,199	(22)
Total non-operating income (expense), net	(129,707)	(114,047)	603
Loss before income taxes	(58,624)	(36,569)	(54,646)
Income tax expense	(16,816)	(12,944)	(2,799)
Net loss	$(75,440)	$(49,513)	$(57,445)

See accompanying notes.

Hawaiian Airlines, Inc. (Debtor)
Balance Sheets

	December 31,
	2004	2003
	(In Thousands, Except for Share Data)
Assets
Current assets:
Cash and cash equivalents	$110,647	$87,728
Restricted cash	47,902	52,766
Accounts receivable, net of allowance for doubtful accounts of $1,337 and $1,940 in 2004 and 2003, respectively	23,321	36,902
Spare parts and supplies, net	8,527	9,552
Prepaid expenses and other	31,046	20,674
Total current assets	221,443	207,622

Property and equipment, net:
Flight equipment	26,320	17,766
Ground equipment, buildings and leasehold improvements	65,602	60,656
Total	91,922	78,422
Accumulated depreciation and amortization	(40,383)	(32,431)
Property and equipment, net	51,539	45,991

Other assets:
Long-term prepayments and other	33,492	46,438
Reorganization value in excess of amounts allocable to identifiable assets, net	27,731	28,320
Total other assets	61,223	74,758
Total assets	$334,205	$328,371

Liabilities and shareholders’ deficiency
Current liabilities:
Accounts payable	$47,097	$48,866
Air traffic liability	129,532	110,923
Other accrued liabilities	31,060	46,837
Total current liabilities	207,689	206,626
Other liabilities and deferred credits:
Accumulated pension and other postretirement benefit obligations	144,198	144,920
Other liabilities, deferred credits and long-term deposits	60,731	51,524
Total other liabilities	204,929	196,444
Liabilities subject to compromise	214,695	134,532
Commitments and contingent liabilities
Shareholders’ deficiency:
Common Stock – $0.01 par value, 60,000,000 shares authorized; 27,814,143 shares issued and outstanding at December 31, 2004 and 2003	278	278
Preferred stock – $0.01 par value, 2,000,000 shares authorized; no shares issued or outstanding at December 31, 2004 and 2003	—	—
Capital in excess of par value	60,084	60,084
Notes receivable from common stock sales	(69)	(1,560)
Accumulated deficit	(231,218)	(155,778)
Accumulated other comprehensive loss –
Minimum pension liability	(120,716)	(112,255)
Derivative financial instruments	(1,467)	—
Shareholders’ deficiency	(293,108)	(209,231)
Total liabilities and shareholders’ deficiency	$334,205	$328,371

See accompanying notes.

Hawaiian Airlines, Inc. (Debtor)
Statements of Shareholders’ Deficiency and Comprehensive Loss

	Common Stock	Capital in Excess of Par Value	Notes Receivable From Common Stock Sales	Accumulated Deficit	Accumulated Comprehensive Loss Pension	Accumulated Comprehensive Income (Loss) Derivatives	Total
	(In Thousands, Except for Share Data)
Balance at December 31, 2001	$342	$84,665	$(1,560)	$(48,820)	$(51,600)	$(4,237)	$(21,210)
Net loss	—	—	—	(57,445)		—	(57,445)
Minimum pension liability	—	—	—	—	(44,463)	—	(44,463)
Derivative financial instruments	—	—	—	—	—	6,126	6,126
Total comprehensive loss							(95,782)
Exercise of options to acquire 20,000 shares of common stock	—	41	—	—	—	—	41
Distribution to Pilots’ 401(k) Plan of 514,034 shares of common stock	5	1,920	—	—	—	—	1,925
Repurchase of 990,700 shares of common stock	(10)	(3,117)	—	—	—	—	(3,127)
Repurchase of 5,880,000 shares of common stock tendered	(59)	(24,931)	—	—	—	—	(24,990)
Other	—	1,363	—	—	—	—	1,363
Balance at December 31, 2002	278	59,941	(1,560)	(106,265)	(96,063)	1,889	(141,780)
Net loss	—	—	—	(49,513)	—	—	(49,513)
Minimum pension liability	—	—	—	—	(16,192)	—	(16,192)
Derivative financial instruments	—	—	—	—	—	(1,889)	(1,889)
Total comprehensive loss							(67,594)
Other	—	143	—	—	—	—	143
Balance at December 31, 2003	278	60,084	(1,560)	(155,778)	(112,255)	—	(209,231)
Net loss	—	—	—	(75,440)	—	—	(75,440)
Minimum pension liability	—	—	—		(8,461)	—	(8,461)
Derivative financial instruments	—	—	—		—	(1,467)	(1,467)
Total comprehensive loss							(85,368)
Repayment of shareholder notes	—	—	1,491		—	—	1,491
Balance at December 31, 2004	$278	$60,084	$(69)	$(231,218)	$(120,716)	$(1,467)	$(293,108)

See accompanying notes.

Hawaiian Airlines, Inc. (Debtor)
Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002
	(In Thousands)
Operating activities:
Net loss	$(75,440)	$(49,513)	$(57,445)
Adjustments to reconcile net loss to net cash provided by operating activities before reorganization activities:
Reorganization items, net	129,520	115,063	—
Depreciation	7,714	6,534	8,010
Amortization	408	564	567
Net periodic postretirement benefit cost	3,979	2,298	2,598
Restructuring charges	—	—	8,701
Loss on assets held for sale	132	29	118
Advance on sale of frequent flyer miles	—	—	24,000
Decrease (increase) in restricted cash	4,864	(29,564)	3,708
Decrease (increase) in accounts receivable	13,581	(8,809)	6,917
Decrease (increase) in spare parts and supplies	1,025	(5,144)	(839)
Increase in prepaid expenses and other assets	(11,839)	(9,290)	(270)
Decrease in deferred taxes, net	—	—	5,904
Increase (decrease) in accounts payable	(1,769)	14,389	(677)
Increase (decrease) in air traffic liability	18,609	(9,801)	(667)
Increase (decrease) in other accrued liabilities	(15,889)	15,690	(2,659)
Other, net	(20,651)	(3,402)	12,452
Net cash provided by operating activities before reorganization activities	54,244	39,044	10,418
Cash flows from reorganization activities:
Professional fees paid for services rendered in connection with bankruptcy proceedings	(20,709)	(14,026)	—
Interest income on accumulated cash balances	2,649	728	—
Net cash used by reorganization activities	(18,060)	(13,298)	—
Net cash provided by operating activities	36,184	25,746	10,418
Investing activities:
Additions to property and equipment	(13,673)	(7,445)	(9,693)
Progress payments on flight equipment	—	—	(21)
Proceeds from disposition of equipment	—	12	2,123
Net cash used in investing activities	(13,673)	(7,433)	(7,591)
Financing activities:
Long-term borrowings	—	—	344
Repayments of long-term debt	—	(1,508)	(4,450)
Repayments of capital lease obligations	(1,083)	(984)	(1,554)
Repurchase of common stock	—	—	(28,120)
Proceeds on notes receivable from common stock sales	1,491	—	—
Net cash provided by (used in) financing activities	408	(2,492)	(33,780)
Net increase (decrease) in cash and cash equivalents	22,919	15,821	(30,953)
Cash and cash equivalents at beginning of year	87,728	71,907	102,860
Cash and cash equivalents at end of year	$110,647	$87,728	$71,907

See accompanying notes.

Hawaiian Airlines, Inc.
Notes to Financial Statements
(in thousands, unless otherwise indicated)

1.                                      Business and Organization

Hawaiian Airlines, Inc. (“Hawaiian”) was incorporated in January 1929 under the laws of the Territory of Hawaii and is the largest airline headquartered in Hawaii. Hawaiian became a wholly-owned subsidiary of Hawaiian Holdings, Inc. (“Holdings”) on August 29, 2002, pursuant to the corporate restructuring described in Note 4. Hawaiian is engaged primarily in the scheduled air transportation of passengers, cargo and mail. Hawaiian provides passenger and cargo service from Hawaii, principally Honolulu, to eight Western United States cities (“Transpacific”). Hawaiian also provides daily direct service to four of the six major islands and directly through an arrangement with Island Air to two of the six major islands of the State of Hawaii (“Interisland”) and weekly service to each of Pago Pago, American Samoa and Papeete, Tahiti in the South Pacific (“South Pacific”) and Sydney, Australia. Charter service is also provided from Honolulu to Anchorage, Alaska (“Overseas Charter”). Hawaiian currently operates a fleet of 11 Boeing 717-200 aircraft for its Interisland routes, and a fleet of 14 Boeing 767-300ER aircraft for its Transpacific, South Pacific and Overseas Charter routes.

2.                                      Bankruptcy Filing, Liquidity and Going Concern

On March 21, 2003 (the “Petition Date”), Hawaiian filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Hawaii (the “Bankruptcy Court”). Holdings did not file a voluntary petition for relief under Chapter 11. Hawaiian has continued to operate its business under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Chapter 11 filing triggered defaults, or termination events, on substantially all debt and lease obligations, and certain other contractual obligations of Hawaiian. Subject to certain exceptions under the Bankruptcy Code, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date. At a hearing held on the Petition Date, the Bankruptcy Court granted Hawaiian’s first day motions for various relief designed to stabilize its operations and business relationships with customers, vendors, employees and others and entered orders granting authority to Hawaiian to, among other things: pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; honor customer service programs, including the HawaiianMiles program and ticketing policies; honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges; and pay certain other obligations.

On March 31, 2003, BCC Equipment Leasing Corporation (“BCC Leasing”), an affiliate of The Boeing Company, filed a motion seeking the appointment of a Chapter 11 trustee (the “Trustee Motion”). BCC Leasing asserted that John W. Adams, the Chairman and Chief Executive Officer of Hawaiian and Holdings at that time, could not be relied upon to act in the best interest of creditors or to undertake a successful reorganization because he had allegedly engaged in extensive self-dealing and allegedly had disabling conflicts of interest. BCC Leasing specifically pointed to a “self-tender” of Hawaiian common stock that occurred in the spring of 2002, as described more fully in Note 15, which resulted in 5,880,000 shares of Hawaiian’s stock being repurchased by Hawaiian at a price in excess of the then-trading price, of which a significant portion was repurchased from Mr. Adams and an entity controlled by Mr. Adams. On May 16, 2003, the Bankruptcy Court issued an order granting the Trustee Motion. As a result, a
Chapter 11 trustee, Joshua Gotbaum (the “Trustee”), is in charge of operating Hawaiian’s business under the jurisdiction of the Bankruptcy Court, and has the power to investigate and enforce claims relating to transfers of property that occurred prior to the Petition Date. Additionally, Hawaiian’s exclusive periods to file and solicit acceptances of a plan of reorganization terminated upon the appointment of the Trustee.

A pre-petition liability that requires different treatment under the Bankruptcy Code relates to certain qualifying aircraft, aircraft engines and other aircraft-related equipment that are leased or subject to a security interest or conditional sale contract. Under Section 1110 of the Bankruptcy Code, actions to collect most pre-petition liabilities of this nature are automatically stayed for 60 days only, except under two conditions: (i) the debtor may extend the 60-day period by agreement with the relevant creditor and with court approval; or (ii) the debtor may agree to perform all of the obligations under the applicable financing and cure any defaults as required under the Bankruptcy Code. If neither of these conditions is met, the creditor may demand the return of the aircraft or take possession of the property and enforce any of its contractual rights or remedies to sell, lease or otherwise retain or dispose of such equipment at the end of the 60-day period. With respect to Hawaiian, the original 60-day period under Section 1110 expired May 20, 2003. Hawaiian entered into various stipulations with each of it aircraft lessors to extend the Section 1110 deadlines on several occasions. Hawaiian ultimately reached agreements with Ansett Worldwide Aviation Services, Inc. (“Ansett”), International Lease Finance Corporation (ILFC), and BCC Leasing, who together lease Hawaiian its entire fleet of Boeing 767 and 717 aircraft, under revised long-term leases approved by the Bankruptcy Court. Hawaiian also cancelled the delivery of two Boeing 767 aircraft scheduled for delivery during 2003 and returned two Boeing 717 aircraft to BCC Leasing in late 2003 and early 2004. The revised leases and cancellations provide Hawaiian with significant savings in monthly aircraft rentals, but also result in lease-related deficiency claims against Hawaiian by Ansett (the “Ansett Claim”) and BCC Leasing of approximately $107.5 million and $66.5 million, respectively. See Notes 6 and 7.

On September 9, 2004, Holdings, the Trustee, the Official Committee of Unsecured Creditors, HHIC, Inc., a wholly-owned subsidiary of Holdings (“HHIC”), and RC Aviation, LLC (“RC Aviation”), filed an amended Joint Plan of Reorganization (as amended on October 4, 2004, and on March 11, 2005 and as may be amended from time to time thereafter, the “Joint Plan”) to provide for Hawaiian to emerge from bankruptcy. The Joint Plan provides for payment in full, without interest accruing after the Petition Date, of all allowed claims, including unsecured claims. Additionally, the Joint Plan provides for Holdings to retain its existing equity interest in Hawaiian, although Holdings will be required to issue shares of common stock to creditors of Hawaiian to help fund the Joint Plan, resulting in a dilution of the ownership interest of existing common shareholders of Holdings. The Joint Plan was submitted to creditors for vote on approximately October 15, 2004. All Class 5 creditors who voted accepted the Joint Plan. More than 95% in both number and amount of each other impaired class of creditors entitled to vote on the Joint Plan accepted the Joint Plan. Holdings and HHIC, as the sole shareholders of Hawaiian, also voted to accept the Joint Plan. The Joint Plan has, therefore, been accepted by more than the required two-thirds of the dollar amount of eligible claims and more than the required one-half of the number of claims from each class of creditors entitled to vote on the Joint Plan. At the confirmation hearing for the Joint Plan on March 11, 2005, the Bankruptcy Court concluded that all of the requirements for confirmation had been met and that findings of fact and conclusions of law and an order would be entered following ratification of the proposed agreements with the Association of Flight Attendants (AFA) and the Air Line Pilots Association (ALPA).

On February 19, 2005, a final proposed agreement was reached with the negotiating committee of AFA, and on March 14, 2005, the agreement was ratified. On March 14, 2005, a final proposed agreement (the “Proposed ALPA Agreement”) was reached with the negotiating committee of ALPA, but the members of ALPA did not ratify the Proposed ALPA Agreement. Consequently, on March  29, 2005, the Trustee’s motion (the “Section 1113 Motion”) to impose an agreement on ALPA pursuant to Section 1113 of the Bankruptcy Code commenced before the Bankruptcy Court, but was not completed. The hearing was continued to April 13, 2005, and is anticipated to be completed no later than April 15, 2005, though the Bankruptcy Court may not rule at the conclusion of the hearing. Hawaiian and ALPA may engage in negotiations before the hearing resumes.

The following table briefly summarizes the classification and treatment of claims under the Joint Plan, the estimated allowed claims and the anticipated treatment (in millions):

			Anticipated Treatment
Class	Classification	Treatment under the Joint Plan	Cash	Installment Payments	Common Stock
Unclassified	Unsecured Priority Tax Claims	In cash, paid in up to twenty-four (24) equal quarterly installments.	$1.2	$30.1	$—

Class 1 (Unimpaired)	Secured Priority Tax Claims	In cash, paid in accordance with the legal, equitable and contractual rights of the holder of the claim.	1.0	—	—

Class 2 (Unimpaired)	Other Secured Claims	Generally, at the election of Hawaiian, (i) cash, (ii) surrender of the collateral securing the claim, (iii) cure and reinstatement, or (iv) retention by the holder of the claim of its legal, equitable and contractual rights.	—	2.8	—

Class 3 (Unimpaired)	Other Priority Claims	Cash	0.1	—	—

Class 4(1) (Impaired)	Unsecured Claims not included in a category below.	At the election of the holder, either (i) cash in an amount equal to fifty percent (50%) of the allowed claim and common stock of Holdings equal to fifty percent (50%) of the allowed claim, based on a stock value of $6.16 per share; or (ii) cash equal to 100% of the allowed claim.	36.3	—	—

Class 5(2) (Impaired)	Lease Related Claims	Cash in an amount equal to fifty percent (50%) of the claim and common stock of Holdings equal to fifty percent (50%) of the claim, based on a stock value of $6.16 per share.	87.0	—	87.0

Class 6 (Impaired)	Convenience Claims	Cash	0.8	—	—

Class 7 (Impaired/ Unimpaired)	Equity Interests

Holders of equity interests in Hawaiian shall retain their interests in the reorganized Hawaiian, without modification or alteration by the Joint Plan. However, Holdings will be required to issue new common stock to creditors of Hawaiian, which will result in a dilution of the ownership interest of Holdings’ existing common shareholders.

		Total	$126.4	$32.9	$87.0

1                                          The amount and classification of the claim filed by American Airlines, Inc. (“AA”) are in dispute. AA has filed a claim for approximately $11 million, which it contends belongs to Class 4. Hawaiian disputes a substantial portion of AA’s claim, but the full $11 million is included above. Hawaiian also contends that a significant portion of AA’s claim should be categorized in Class 5.

2                                          To the extent a portion of AA’s claim is categorized in Class 5, AA will not receive cash or stock. It will receive a 15-year fully amortizing promissory note, which bears interest at the rate of 6.5% per annum. Because all of AA’s claim is included in Class 4 above, pending resolution of the classification dispute, none of that claim is included in Class 5.

The amounts and classifications of the claims above are based on the amounts agreed in the settlement of the claims, with the exception of disputed claims, where the gross claim amount has been included. It is expected that the ultimate resolution of the disputed claims will be lower, but we can provide no assurance that this will occur. For these reasons, the final amounts and classifications of such claims cannot yet be determined.

The Trustee, Holdings and RC Aviation entered into a Restructuring Support Agreement, dated as of August 26, 2004 (the “Restructuring Support Agreement”), pursuant to which Holdings and RC Aviation agreed to raise the funding necessary to meet the distribution and payment obligations under the Joint Plan, and to ensure that Hawaiian has at least $70.0 million of unrestricted cash on the effective date of the Joint Plan. In order to fund their obligations under the Joint Plan, Holdings and RC Aviation have the flexibility to utilize one or more sources of financing, including the following: the issuance of up to $150.0 million of new debt by Hawaiian, such as new notes and/or a senior secured loan facility; the proceeds of a rights offering to existing shareholders of Holdings; or the proceeds of the sale of a new series of Holdings preferred stock in Holdings to RC Aviation. Holdings and RC Aviation are in the process of negotiating a $50.0 million senior secured credit facility as well as the issuance of up to $100.0 million of convertible senior notes. RC Aviation will receive shares of common stock of Holdings valued at $6.16 per share on account of 50% of the lease-related deficiency claims controlled by RC Aviation. If necessary to make distributions to holders of claims and to satisfy the minimum cash requirement, in exchange for the 50% cash portion that RC Aviation is to receive on account of its lease-related claims, RC Aviation may defer the cash payment it is to receive and has agreed to accept a six-month note if Hawaiian does not have sufficient cash to pay all obligations due on the effective date and retain at least $70 million in unrestricted cash.

The Chapter 11 Filing, including the subsequent appointment of the Trustee, and the resulting uncertainty regarding Hawaiian’s future prospects raise substantial doubt about the ability of Hawaiian to continue as a going concern. The ability of Hawaiian to continue as a going concern is contingent upon Hawaiian’s ability to consummate the Joint Plan, or another plan of reorganization. While the Company believes the necessary approvals have been obtained and the necessary financing arranged in order to consummate the Joint Plan, with the exception of the approval of ALPA, such financing is contingent upon Hawaiian’s ultimate emergence from bankruptcy protection. The occurrence of certain events prior to Hawaiian’s emergence from bankruptcy (including the inability to resolve the outstanding ALPA issues) could result in the arranged financing not being available, which might prevent the consummation of the Joint Plan and therefore delay or prevent Hawaiian’s emergence from bankruptcy. The accompanying financial statements have been prepared assuming that Hawaiian will continue as a going concern. The financial statements do not include any of the adjustments that would result if Hawaiian were unable to continue as a going concern, nor do they give effect to any adjustments to the carrying value of assets or the amounts of liabilities of Hawaiian that will be necessary as a consequence of the consummation of the Joint Plan or another plan of reorganization.

See Note 19 for events relating to Hawaiian’s bankruptcy and ability to continue as a going concern occurring subsequent to the original issuance of these financial statements in March 2005.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), and on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, professional fees, realized gains and losses, and provisions for losses) directly associated with Hawaiian’s reorganization and restructuring are reported separately as reorganization items in the statements of operations. The statements of financial position distinguish pre-petition liabilities subject to compromise both from those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities subject to compromise are reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts.

Cash and Cash Equivalents

Hawaiian considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists primarily of collateral to support credit card holdbacks for advance ticket sales (which funds are subsequently made available to Hawaiian as air travel is provided), and as cash collateral for outstanding letters of credit.

Spare Parts and Supplies

Spare parts and supplies consist primarily of expendable parts for flight equipment and supplies that are stated at average cost and are expensed when consumed in operations. An allowance for obsolescence is provided over the estimated useful life of the related aircraft, plus allowances for spare parts currently identified as excess to reduce the carrying costs to the lower of amortized cost or net realizable value. These allowances are based on management estimates and are subject to change.

Property and Equipment

Owned property and equipment are stated at cost and depreciated on a straight-line basis over the following estimated useful lives:

Flight equipment	2-15 years, 15% residual value
Ground equipment	5-15 years, no residual value
Airport terminal facility	30 years
Buildings	15-20 years
Leasehold improvements	Shorter of lease term or useful life

Routine maintenance and repairs are charged to operations as incurred, except that maintenance and repairs under “power-by-the-hour” maintenance agreements are accrued and expensed on the basis of hours flown. Scheduled airframe inspections and overhauls, which are generally performed every seven years, are capitalized and amortized over the estimated period benefited, presently the lesser of seven years, the time until the next scheduled event, or the remaining lease terms of the aircraft. Modifications that significantly enhance the operating performance or extend the useful lives of aircraft or engines are capitalized and amortized over the lesser of the remaining life of the asset or the lease terms.

Reorganization Value in Excess of Amounts Allocable to Identifiable Assets

Hawaiian emerged from a previous Chapter 11 bankruptcy on September 12, 1994. Under fresh start reporting, the reorganization value of the entity was allocated to Hawaiian’s assets and liabilities on a basis substantially consistent with the purchase method of accounting. The portion of reorganization value not attributable to specific tangible or identifiable intangible assets of Hawaiian is reflected as reorganization value in excess of amounts allocable to identifiable assets (“Excess Reorganization Value”) in the accompanying balance sheets. Excess Reorganization Value is not amortized but is instead subject to annual impairment tests. During the year ended December 31, 2004, Excess Reorganization Value was reduced by $0.6 million representing the current year tax benefit of the utilization of net operating loss carryforwards arising prior to the previous Chapter 11 bankruptcy.

Revenue Recognition

Passenger revenue is recognized either when the transportation is provided or when the related ticket expires unused. The value of unused passenger tickets is included as air traffic liability. Hawaiian performs periodic evaluations of this estimated liability, and any resulting adjustments, which can be significant, are included in results of operations for the periods in which the evaluations are completed. Charter and cargo revenue is recognized when the transportation is provided.

Hawaiian sells mileage credits in its HawaiianMiles frequent flyer program to participating partners such as hotels, car rental agencies and credit card companies. Revenue from the sale of mileage credits is deferred and recognized as passenger revenue when transportation is likely to be provided, based on the fair value of the transportation to be provided. Amounts in excess of the fair value of the transportation to be provided are recognized currently as a reduction in marketing expenses.

Components of other revenue include ticket change fees, ground handling fees, sales of jet fuel, and other incidental services that are recognized as revenue when the related service is provided.

Frequent Flyer Program

Hawaiian recognizes a liability under its HawaiianMiles frequent flyer program as members accumulate mileage points. Hawaiian records a liability for either the estimated incremental cost of providing travel awards that are expected to be redeemed on Hawaiian, or the contractual rate of expected redemption on partner airlines. Incremental cost includes the cost of fuel, meals, liability insurance, reservations, and ticketing and does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. The liability is adjusted periodically based on awards earned, awards redeemed, changes in the incremental costs and changes in the HawaiianMiles program. A change to the cost estimates, the actual redemption activity, or the amount of redemptions on partner airlines could have a significant impact on the frequent flyer liability in the period of change as well as in future years.

Sales Commissions

Commissions from the sale of passenger revenue are recognized as expense when the transportation is provided and the related revenue is recognized. The amount of sales commissions not yet recognized as expense is included in prepaid expenses and other current assets in the accompanying balance sheets.

Advertising Costs

Hawaiian expenses advertising costs as incurred. Advertising expense was $7.7 million, $4.6 million, and $8.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Notes Receivable from Sale of Stock

In September 1996, $1.9 million in full recourse, interest-bearing notes were received from option holders who exercised options to purchase 592,500 shares of Hawaiian’s common stock. The notes are classified as a reduction in shareholders’ deficiency. In 2004, $1.5 million of the notes were repaid to Hawaiian.

Stock Option Plans

Hawaiian accounts for stock options issued by Hawaiian prior to the August 2002 corporate restructuring discussed in Note 4, and for stock options issued subsequent to such corporate restructuring by Holdings related to Hawaiian’s participation in the stock-based compensation plans of Holdings, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under APB 25, no compensation expense is recognized for stock option grants if the exercise price of the stock option is at or above the fair market value of the underlying stock on the date of grant.

Hawaiian has adopted the pro forma disclosure features of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”. As required by SFAS 123, pro forma information regarding net loss has been determined as if Hawaiian had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123. The following table illustrates the pro forma effect on net loss if Hawaiian had accounted for its employee stock options and awards granted using the fair value method prescribed by SFAS 123 for the years ended December 31, 2004, 2003 and 2002. The fair value for the stock options was estimated at the date of grant using a Black-Scholes-Merton option pricing model. See Note 13 for the assumptions used to compute the pro forma amounts.

	2004	2003	2002
Net loss:
As reported	$(75,440)	$(49,513)	$(57,445)
Less: Total stock based employee compensation expense determined under the fair value method for all awards, net of tax	318	376	849
Pro forma net loss	$(75,758)	$(49,889)	$(58,294)

In December, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), “Share Based Payment” (SFAS 123R), which replaces SFAS 123, and supersedes APB 25. SFAS 123R requires that all stock-based payments to employees, including grants of employee stock options, be recognized as compensation expense in the financial statements based on their fair values. SFAS 123R also requires that tax benefits associated with these stock-based payments be classified as financing activities in the statement of cash flow rather than operating activities as currently permitted. SFAS 123R will be effective for periods beginning after June 15, 2005. SFAS 123R offers alternative methods of adoption. At the present time, Hawaiian has not yet determined which alternative method it will use. Depending on the method Hawaiian adopts to calculate stock-based compensation expense upon the adoption of SFAS 123R, the pro forma disclosure above may not be indicative of the stock-based compensation expense to be recognized in periods beginning after June 15, 2005.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of asset impairment, air traffic liability, frequent flyer liability and the amounts reported for accumulated pension and other postretirement benefit obligations. Management believes that such estimates have been appropriately established in accordance with accounting principles generally accepted in the United States.

Reclassifications

Certain prior year amounts were reclassified to conform to the 2004 presentation.

4.                                      Corporate Restructuring

On August 29, 2002, Hawaiian was restructured into a holding company structure, whereby Hawaiian became a wholly owned subsidiary of Holdings, a Delaware corporation, and the shareholders of Hawaiian, as described in more detail below, exchanged their Hawaiian shares for Holdings shares on a one-for-one basis and became shareholders of Holdings (the “Corporate Restructuring”). The shareholders of Holdings then had substantially the same rights, privileges and interests with respect to Holdings as they had with respect to Hawaiian immediately prior to the Corporate Restructuring, except for any such differences that arise from differences between Delaware and Hawaii law.

In connection with the Corporate Restructuring, Airline Investors Partnership, L.P. (“Airline Investors Partnership”), the majority shareholder of Hawaiian prior to the Corporate Restructuring, was restructured into a limited liability company called AIP, LLC (“AIP”). As part of the AIP restructuring, Holdings acquired and now owns, indirectly through a subsidiary, all of the shares of Hawaiian common stock that were previously held by Airline Investors Partnership. In exchange, AIP received the same number of shares of Holdings’ common stock that

Airline Investors Partnership owned of Hawaiian common stock immediately prior to the exchange. Immediately after the AIP restructuring, Holdings acquired the remaining outstanding shares of Hawaiian common stock and all of the shares of Hawaiian special preferred stock, with each of these shares being converted into one share of Holdings’ common stock. After the completion of the Corporate Restructuring, the shareholders of Holdings held the same relative percentage of Holdings common stock as they did of Hawaiian common and special preferred stock immediately prior to the Corporate Restructuring. On December 30, 2004, Holdings, AIP and certain related parties entered into an agreement pursuant to which the shares of special preferred stock held by AIP were cancelled.

In addition, Holdings assumed sponsorship of the then-existing Hawaiian stock option plans. As a result, the outstanding options became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Corporate Restructuring, except that shares of Holdings common stock would be issued upon the exercise or issuance of these options instead of Hawaiian common stock. Furthermore, each pilot participant eligible to receive a share of Hawaiian common stock under the Hawaiian pilots’ 401(k) plan and a 2001 letter of agreement with the Hawaiian pilots became eligible to receive, on the same terms and conditions as were in effect immediately prior to the Corporate Restructuring, one share of Holdings common stock instead of one share of Hawaiian common stock.

As part of the Corporate Restructuring, Holdings also issued to AIP and each of Hawaiian’s three labor unions having the right to nominate individuals to the Holdings board of directors, a number of shares of a corresponding series of Holdings special preferred stock equal to the number of shares of Hawaiian special preferred stock that they held immediately prior to the Corporate Restructuring. In addition, the existing stockholders agreement among Hawaiian, Airline Investors Partnership and the three labor unions having board nomination rights was amended and restated to make Holdings and AIP parties to the agreement and to have them assume all the rights and obligations of Hawaiian and Airline Investors Partnership under the existing stockholders agreement, respectively. As a result, after the completion of the Corporate Restructuring, the relative governance rights in Holdings of AIP and these three labor unions were substantially the same as the rights in Hawaiian of Airline Investors Partnership and these three labor unions immediately prior to the Corporate Restructuring.

Immediately after the Corporate Restructuring was completed, an amendment to the rights agreement between Hawaiian and the rights agent, which was previously approved by the Hawaiian board of directors, also became effective. This amendment essentially rendered non-exercisable the rights attached to each share of Hawaiian common stock that were issued pursuant to the rights agreement.

The Corporate Restructuring had no impact on Hawaiian’s financial statements. As more fully discussed in Note 2, on May 16, 2003, the Bankruptcy Court issued an order granting the Trustee Motion, which provided the Trustee with the authority to operate Hawaiian’s business. Although Holdings continues to own 100% of the outstanding common stock of Hawaiian, it has no authority over the Trustee or Hawaiian.

5.                                      Stabilization and Supplemental Appropriations Acts

On September 22, 2001, President Bush signed into law the Air Transportation Safety and System Stabilization Act (the “Stabilization Act”), which for all U.S. airlines and air cargo carriers (collectively, air carriers) provided for, among other things, $5 billion in compensation for direct losses (including lost revenue) incurred as a result of the federal ground stop order and for incremental losses incurred through December 31, 2001 as a direct result of the September 11, 2001 terrorist attacks. Hawaiian received $30.1 million from the U.S. Government under the airline compensation provisions of the Stabilization Act. During the year ended December 31, 2002, Hawaiian recognized a charge of $0.7 million associated with the Department of Transportation’s final determination of the $30.8 million estimated allocation of proceeds received in 2001 and 2002.

On April 16, 2003, President Bush signed into law the Emergency Wartime Supplemental Appropriations Act (the “Supplemental Appropriations Act”), a supplemental appropriations bill that included reimbursement to U.S. air carriers for their proportional share of passenger and air carrier security fees paid or collected by U.S. air carriers as of the date of enactment of the legislation, together with other items. Under the Supplemental Appropriations Act, in 2003 Hawaiian received and recognized a $17.5 million special credit to operating expenses for reimbursement of airline security fees previously paid and expensed.

6.                                      Reorganization Items, net

Reorganization items, net represents amounts incurred as a direct result of Hawaiian’s Chapter 11 filing and are presented separately in the statements of operations. Reorganization items, net for the years ended December 31, 2004 and 2003 consist of the following:

	2004	2003
Deficiency claims and other lease rejection charges	$111,189	$96,915
Professional fees	20,709	14,026
Interest income on accumulated cash balances	(2,649)	(728)
Other	271	4,850
Total reorganization items, net	$129,520	$115,063

As further discussed in Note 2, Hawaiian has reached agreements with Ansett, ILFC and BCC Leasing, which together lease to Hawaiian 14 Boeing 767 aircraft and 11 Boeing 717 aircraft, under revised long-term leases, which have been approved by the Bankruptcy Court. The revised leases provide Hawaiian with significant savings in monthly aircraft rentals, but also result in deficiency claims for Ansett and BCC Leasing.

Additionally, Hawaiian cancelled the delivery of two Boeing 767 aircraft scheduled for delivery in 2003, and returned two Boeing 717 aircraft to BCC Leasing in late 2003 and early 2004. These cancellations and lease returns have also resulted in deficiency claims in Hawaiian’s bankruptcy case.

In 2003, under the terms of the revised lease agreements with Ansett for seven Boeing 767 aircraft, Hawaiian surrendered security deposits totaling $5.8 million and agreed that Ansett’s deficiency claims related to the revised and cancelled leases would be $91.1 million. In 2004, Ansett filed an amended proof of claim for the revised leases of $89.0 million. Additionally, Hawaiian agreed to Ansett’s $18.5 million deficiency claim, net of a surrendered lease security deposit of $0.3 million, for the cancelled delivery of one Boeing 767 aircraft in 2003. As a result of these agreements, Hawaiian recognized reorganization expense of $16.4 million and $96.9 million during the years ended December 31, 2004 and 2003, respectively. The agreed deficiency claims have been classified as Liabilities Subject to Compromise in the accompanying balance sheets, and it is anticipated that they will be settled under the Joint Plan of reorganization.

In 2004, Hawaiian, BCC Leasing, and Holdings entered into an agreement that provided for the assumption and modification of the lease terms for three Boeing 767 and 11 Boeing 717 aircraft. Under the terms of the agreement, and in settlement of all claims with respect to the lease revisions, cancelled delivery of one Boeing 767 aircraft in 2003, and rejection of two Boeing 717 aircraft in late 2003 and early 2004, Hawaiian agreed that the BCC Leasing deficiency claim would be $66.5 million and Hawaiian’s monthly rentals on the eleven Boeing 717 aircraft leased from BCC Leasing were increased. As a result of this agreement, Hawaiian recognized reorganization expense of $96.6 million during the year ended December 31, 2004, consisting of the agreed-upon claim, the present value of the additional monthly rentals, and the write-off of deferred aircraft rent and financing costs related to the previous lease agreements. The agreed deficiency claim has been classified as liabilities subject to compromise in the accompanying balance sheets, and it is anticipated that the claim will be settled in full under the Joint Plan.

7.                                      Liabilities Subject to Compromise

Under the Bankruptcy Code, pre-petition obligations of Hawaiian generally may not be enforced, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. Hawaiian has received approval from the Bankruptcy Court to: (i) pay certain pre-petition and post-petition employee wages, salaries, benefits and other employee obligations; (ii) pay vendors and other providers in the ordinary course for goods and services received from and after the Petition Date; (iii) honor customer service programs, including the HawaiianMiles program and ticketing policies; (iv) honor obligations arising prior to the Petition Date related to Hawaiian’s interline, clearinghouse, code sharing and other similar agreements; and (v) pay certain pre-petition taxes and fees, including transportation excise taxes, payroll taxes and passenger facility charges. Substantially all other pre-petition liabilities not mentioned above have been classified as liabilities subject to compromise in the accompanying balance sheet. It is anticipated that most of the liabilities subject to compromise will be settled under the Joint Plan. The following table summarizes the components of liabilities subject to compromise as of December 31, 2004 and 2003. Adjustments to these liabilities may result from negotiations, payments authorized by the Bankruptcy Court, additional rejection of executory contracts, including leases, or other events.

	2004	2003
Debt	$1,490	$1,527
Capital leases	1,334	2,370
Accounts payable	33,984	36,554
Accrued liabilities	881	2,956
Deficiency claims	177,006	91,125
Total liabilities subject to compromise	$214,695	$134,532

The Pension Benefit Guaranty Corporation (PBGC) has filed several claims for an aggregate amount of more than $200 million relating to the three defined benefit pension plans sponsored and maintained by Hawaiian. Three of the claims were contingent upon the termination of Hawaiian’s defined benefit pension plans; the remaining claims were for minimum funding obligations or unpaid premiums. The Joint Plan does not provide for termination of any of the pension plans, and further provides that the claims of the PBGC will not be discharged or otherwise affected by the Joint Plan. In December 2004, Hawaiian and the PBGC executed a stipulation providing, among other things, that so long as Hawaiian does not terminate its pension plans prior to the effective date of the Joint Plan, upon the effective date the PBGC will be deemed to have withdrawn its claims, and that neither the stipulation or the Joint Plan affects the liabilities of Hawaiian with respect to its pension plans or the PBGC.

8.                                      Leases

Aircraft Leases

At December 31, 2004 and 2003, Hawaiian leased all 25 and 26, respectively, of its aircraft under long-term operating leases. The aircraft fleet in service was as follows:

Aircraft Type	2004	2003
B-767	14	14
B-717	11	12
Total	25	26

In January 2004, Hawaiian returned one Boeing 717 aircraft to the lessor.

The amended Boeing 767 leases with Ansett allow Ansett to terminate the leases early, after not less than 180 days prior notice to Hawaiian, beginning on March 21, 2007. Ansett can terminate up to two leases between March 21, 2007 and September 20, 2007, up to three additional leases between September 21, 2007 and March 20, 2008 and up to two additional leases between March 21, 2008 and September 20, 2009. After September 20, 2009, Ansett can terminate up to all seven leases on not less than 180 days notice. If Ansett elects to terminate any lease, Hawaiian would be relieved of all rental and other obligations under the lease.

Other Leases

Hawaiian leases office space for its headquarters, airport facilities, ticket offices and certain ground equipment under leases with various terms through 2016.

General

Rent expense for aircraft, office space, real property, and other equipment and aircraft parts during 2004, 2003, and 2002 was $120.3 million, $126.7 million, and $104.8 million, respectively, net of sublease rental income.

The following table sets forth Hawaiian’s scheduled future minimum lease commitments under operating and capital leases as of December 31, 2004. This table reflects the revised terms of Hawaiian’s leases with BCC Leasing, which were renegotiated during 2004, and Hawaiian’s leases with Ansett and ILFC, which were renegotiated during 2003. The table does not include any amounts for the DC-10 leases that were rejected as of March 21, 2003, the two Boeing 717 aircraft leases that were rejected during 2003, or the deficiency claims associated with leases renegotiated or rejected by Hawaiian subsequent to the bankruptcy filing.

	Operating Leases	Capital Leases
2005	$98,865	$577
2006	99,449	242
2007	99,459	137
2008	104,559	102
2009	106,110	102
Thereafter	1,555,017	738
Total minimum lease payments	$2,063,459	1,898
Less amount representing interest (rates ranging from 7.40% to 11.1%)		498
Present value of capital lease obligations		$1,400

Hawaiian’s capital lease obligations are included in liabilities subject to compromise as of December 31, 2004 and 2003.

The net book value of property held under capital leases as of December 31, 2004 and 2003, totaled $2.9 million and $3.4 million, respectively. Amortization of property held under capital leases is included in depreciation and amortization expense in the accompanying statements of operations.

9.                                      Financial Instruments and Risk Management

Financial Instruments

The carrying amounts of cash and cash equivalents, restricted cash, and accounts receivable approximate fair value due to the short maturity of those instruments. The fair value of accounts payable, accrued liabilities, long-term debt and liabilities subject to compromise could not be estimated due to the uncertainties resulting from the bankruptcy filing.

Fuel Risk Management

Hawaiian utilizes heating oil forward contracts in an effort to manage market risks and hedge its financial exposure to fluctuations in its aircraft fuel costs. Hawaiian employs a strategy whereby heating oil contracts may be used to hedge up to 45% of Hawaiian’s anticipated aircraft fuel needs. Hawaiian does not hold or issue derivative financial instruments for trading purposes. At December 31, 2004, Hawaiian held forward contracts to purchase barrels of heating oil in the aggregate notional amount of $14.9 million through May 2005.

Hawaiian accounts for the heating oil forward contracts as cash flow hedges. They are recorded at fair value with the offset to accumulated other comprehensive income (loss), net of applicable income taxes and hedge ineffectiveness, and recognized as a component of fuel expense when the underlying fuel being hedged is used. Hawaiian measures fair value of its derivatives based on quoted market prices. The ineffective portion of a change in the fair value of the forward contracts is immediately recognized in earnings as a component of non-operating income (loss). During 2004, Hawaiian recognized $0.4 million in additional non-operating income related to the ineffectiveness of its hedges. There was no such income or loss recognized in 2003 and 2002. For the years ended December 31, 2004, 2003 and 2002, Hawaiian realized net gains (losses) of $2.1 million, $1.9 million, and $(0.6) million, respectively, as a component of aircraft fuel expense on liquidated contracts designated as hedges. Based upon Hawaiian’s derivative positions as of December 31, 2004, realized gains of $0.4 million and unrealized losses of $1.9 million were recognized as other comprehensive income in the balance sheet as of December 31, 2004. Hawaiian expects to reclassify net losses on derivative instruments to fuel expense during the next five months when the hedged fuel expenses are recognized.

During the year ended December 31, 2003, Hawaiian ceased hedge accounting on its derivative instruments, and recognized realized and unrealized net gains of $1.0 million as a component of non-operating income (expense) related to the derivative instruments not designated as hedges.

10.                               Restructuring Charges

During the fourth quarter of 2002, based on a reduction in passenger demand, Hawaiian announced capacity reductions in specific transpacific markets. Hawaiian announced that it would reduce its workforce by approximately 150 employees, or four percent of the total workforce, in an effort to bring its cost structure in line with current and expected revenues. In addition, Hawaiian secured voluntary leaves of absence from approximately 60 flight attendants, reduced work schedules for part-time reservations personnel and decided to leave certain open positions unfilled. As a result of these actions, for the year ended December 31, 2002, Hawaiian recorded a restructuring charge of $8.7 million related primarily to the accelerated retirement of its remaining eight leased DC-10 aircraft. This charge consisted of approximately $10.1 million related primarily to future lease commitments on the DC-10 aircraft, lease return conditions and maintenance commitments, severance costs for approximately 150 DC-10 pilots, and a write-down of DC-10 improvements and spare parts, partially offset by a credit of $1.4 million related to the sale of eight non-operating DC-9 aircraft and related assets that had been previously written down.

Activity related to the restructuring charges for the years ended December 31, 2004, 2003, and 2002, is as follows:

	Beginning Reserve	Restructuring Charges	Utilization of Charge		Remaining Reserve
			Cash	Non-Cash
Year ended December 31, 2002:
Write-down of spare parts and improvements	$—	$1,243	$—	$(1,243)	$—
Allowance for future lease payments, return conditions, and early termination costs	—	7,344	—	—	7,344
Pilot severance costs	—	1,600	—	—	1,600
	$—	10,187	$—	$(1,243)	$8,944
Sale of non-operating DC-9 assets		(1,486)
		$8,701
Year ended December 31, 2003:
Allowance for future lease payments, return conditions, and early termination costs	$7,344	$—	$(120)	$(283)	$6,941
Pilot severance costs	1,600	—	(1,389)	—	211
	$8,944	$—	$(1,509)	$(283)	$7,152
Year ended December 31, 2004:
Allowance for future lease payments, return conditions, and early termination costs	$6,941	$—	$—	$(61)	$6,880
Pilot severance costs	211	—	(211)	—	—
	$7,152	$—	$(211)	$(61)	$6,880

Accrued restructuring charges are included in liabilities subject to compromise as of December 31, 2004 and 2003.

11.                               Income Taxes

The significant components of the income tax provision were:

	2004	2003	2002
Current
Federal	$12,311	$10,100	$5,129
State	3,916	2,844	775
	16,227	12,944	5,904
Deferred
Federal	589	—	(2,172)
State	—	—	(933)
	589	—	(3,105)
Provision for income taxes	$16,816	$12,944	$2,799

Cash payments for federal and state income taxes were $36.5 million during the year ended December 31, 2004.

Income tax expense in 2004, 2003 and 2002 differs from the “expected” tax expense (benefit) for that year computed by applying the respective year’s U.S. federal corporate income tax rate to income (loss) before income taxes as follows:

	2004	2003	2002
Computed “expected” tax benefit	$(20,518)	$(12,799)	$(19,417)
State income taxes, net of federal income tax	(2,931)	(1,828)	(2,883)
Change in deferred tax valuation allowance	35,117	26,101	28,071
Non-deductible reorganization costs	4,324	—	—
Other	824	1,470	(2,972)
	$16,816	$12,944	$2,799

The tax effects of temporary differences that give rise to significant portions of Hawaiian’s deferred tax assets and deferred tax liabilities at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Reorganization items	$82,661	$39,923
Accumulated pension and other postretirement benefits	54,367	47,768
Accrued liabilities	23,857	26,085
Net operating loss carryforwards	2,942	3,531
Advance on sale of frequent flyer miles	—	7,720
Other	9,847	8,950
Total gross deferred tax assets	173,674	133,977
Less valuation allowance on deferred tax assets	(167,246)	(127,995)
Net deferred tax assets	6,428	5,982

Deferred tax liabilities:
Plant and equipment, principally due to difference in depreciation	(6,428)	(5,982)
Total deferred tax liabilities	(6,428)	(5,982)
Net deferred taxes	$—	$—

Utilization of Hawaiian’s deferred tax assets is predicated on Hawaiian being profitable in future years. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible, or the future utilization of the resulting net operating loss carryforwards prior to expiration. During the year ended December 31, 2002, Hawaiian determined that it was no longer more likely than not that any portion of its net deferred tax assets would be realized and recognized a full valuation allowance on its net deferred tax assets as of the beginning of the year, all 2002 net operating losses, and all items directly impacting other comprehensive loss (primarily the minimum pension liability). Hawaiian also recognized a full valuation allowance on all net deferred tax assets recorded during 2004 and 2003. As a result, the valuation allowance for deferred tax assets increased by $39.3 million, $34.3 million, and $39.6 million during the years ended December 31, 2004, 2003 and 2002, respectively. These increases include amounts in all periods presented that both impact the provision (benefit) for income taxes and directly impact other comprehensive loss.

Hawaiian underwent an ownership change in January 1996, as defined under Section 382 of the Internal Revenue Code (“IRC Section 382”). IRC Section 382 places an annual limitation on the amount of income that can be offset by net operating loss carryforwards generated in pre-ownership change years. The ownership change resulted in an annual IRC Section 382 limitation of approximately $1.7 million plus certain “built-in” income items. This new limitation applies to all net operating losses incurred prior to the ownership change. As of December 31, 2004, Hawaiian has total net operating loss carryforwards of approximately $8.4 million to offset future taxable income, all of which were generated prior to Hawaiian’s previous bankruptcy. If not utilized to offset future taxable income, the net operating loss carryforwards will expire between the years 2005 and 2009. During the year ended December 31, 2004, Hawaiian utilized $1.7 million of the net operating loss carryforwards and Excess Reorganization Value was reduced by the resulting $0.6 million benefit. Future utilization of the net operating loss carryforwards may also result in a reduction in Excess Reorganization Value.

During 2003, the Internal Revenue Service (IRS) commenced an audit of Hawaiian, covering taxes for income, fuel excise, and other matters. On June 30, 2004, the IRS filed a proof of claim in the amount of $128.9 million. Of that amount, approximately $88.0 million was asserted by the IRS to constitute a priority tax claim under section 507(a)(8) of the Bankruptcy Code. The priority claim consisted of two components: (1) excise taxes on aviation fuel consumed on flights over international waters, which Hawaiian claimed were not subject to the United States fuel excise tax; and (2) income adjustments for the years 2001 and 2002 related primarily to the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, deductions taken by Hawaiian in 2001 for certain DC-9 aircraft, and tax change in ownership limitations under IRC Section 382 on certain net operating loss carryforwards utilized in 2001. The balance of the claim represented penalties proposed by the IRS arising from the fuel excise tax matter referred to above. The IRS subsequently amended its claim on several occasions.

Hawaiian and the IRS settled the disputes regarding the deductibility of payments for power-by-the-hour maintenance agreements, tax revenue recognition relative to certain components of the air traffic liability, and the deductions taken by Hawaiian in 2001 for the DC-9 aircraft. On February 1, 2005, the Bankruptcy Court ruled that the IRS’s claim for unpaid fuel excise tax and interest of $21.8 million was a valid claim, but that the IRS’s penalty claim for nonpayment of the fuel excise tax was not a valid claim. Additionally, on February 24, 2005, the Bankruptcy Court ruled in favor of Hawaiian with respect to the net operating loss issue.

Hawaiian had fully reserved for the unpaid fuel excise tax and interest during each period the related tax position had been taken. Additionally, under the applicable provisions of the Bankruptcy Code, amounts due to the IRS by a debtor in a bankruptcy proceeding are generally payable in up to twenty-four equal quarterly installments. As a result, after considering the additional deductions available to Hawaiian in its 2003 and 2004 tax returns arising from the income adjustments agreed to with the IRS for the two years under audit, the results of the IRS audit of Hawaiian’s 2001 and 2002 tax returns did not have a material impact on Hawaiian’s financial position, results of operations and liquidity.

The IRS is currently also in the process of examining Hawaiian’s income tax returns for 2003. Hawaiian cannot currently determine the impact of any potential assessments by the IRS on Hawaiian’s financial position, results of operations and liquidity. Hawaiian believes that the IRS will assert similar claims with regard to deductibility of payments for power-by-the-hour maintenance agreements and tax revenue recognition relative to certain components of the air traffic liability as were asserted during the audits of Hawaiian’s 2001 and 2002 tax returns. No amounts have been accrued for these items, as management believes the ultimate liability, if any, is neither probable nor estimable.

The consummation of the Joint Plan will trigger significant tax deductions related to the payment of the lease deficiency claims described in Note 6. Assuming the Company has consummated the Joint Plan and fully resolved the open matters pending with the IRS, the Company expects tax deductions and resulting net operating loss carrybacks in its 2005 federal income tax return that will result in no taxes payable for 2005 and a refund for a significant portion of the income taxes paid by the Company in 2003 and 2004.

12.                               Benefit Plans

Hawaiian sponsors three defined benefit pension plans covering ALPA, the International Association of Machinists and Aerospace Workers (AFL-CIO) (IAM) and other employees (salaried, Transport Workers Union, Employees of the Communications Section). The plans for the IAM and other employees were frozen effective October 1, 1993. As a result of the freeze, there will be no further benefit accruals. The pilot’s plan is funded based on minimum requirements under the Employee Retirement Income Security Act of 1974 (ERISA), but not less than the normal cost plus the 20-year funding of the past service liability. Funding for the ground personnel plans is based on minimum ERISA requirements. Plan assets consist primarily of common stocks, government and convertible securities, insurance contract deposits, and cash management and mutual funds.

In addition to providing pension benefits, Hawaiian sponsors two unfunded defined benefit postretirement medical and life insurance plans. Employees in Hawaiian’s pilot group are eligible for certain medical, dental and life insurance benefits under one plan if they become disabled or reach normal retirement age while working for Hawaiian. Employees in Hawaiian’s non-pilot group are eligible for certain medical benefits under another plan if they meet specified age and service requirements at the time of retirement.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Act”) was enacted to provide a prescription drug benefit as well as a federal subsidy to sponsors of certain retiree health care benefit plans. FASB Staff Position No. 106-2, which was issued in May 2004 in response to the Medicare Act, requires that the effects of the federal subsidy be considered an actuarial gain and recognized in the same manner as other actuarial gains and losses. Hawaiian’s net periodic postretirement benefit cost for 2004 does not reflect the effects of the Medicare Act. The accumulated postretirement benefit obligation (APBO) for the postretirement benefit plan was remeasured at December 31, 2004, to reflect the effects of the Medicare Act, which resulted in a reduction in the APBO of $2.6 million. The effects of the reduction in APBO will begin to be reflected in 2005 expense; however, the impact on expense in any given year is not expected to be material.

The following tables summarize changes to projected benefit obligations, plan assets, funded status and applicable amounts included in the accompanying balance sheets as of December 31, 2004 and 2003:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Change in projected benefit obligations
Projected benefit obligation at beginning of year	$304,495	$258,698	$34,683	$26,343
Service cost	8,753	8,181	1,610	1,576
Interest cost	18,235	17,105	2,060	1,776
Assumption changes	(679)	35,034	12,656	5,960
Curtailment	—	(2,081)	—	(1,367)
Actuarial (gain) loss	6,277	(676)	(2,237)	1,442
Benefits paid	(13,420)	(11,766)	(1,314)	(1,047)
Projected benefit obligation at end of year	323,661	304,495	47,458	34,683

Change in plan assets
Fair value of assets at beginning of year	162,452	142,869	—	—
Actual gain on plan assets	15,747	28,070	—	—
Employer contribution	29,412	3,279	1,314	1,047
Benefits paid	(13,420)	(11,766)	(1,314)	(1,047)
Fair value of assets at end of year	194,191	162,452	—	—

Funded status
Funded status – underfunded	(129,470)	(142,043)	(47,458)	(34,683)
Unrecognized actuarial net loss	139,466	140,193	12,841	2,510
Unrecognized prior service cost	—	—	1,139	1,360
Net amount recognized	$9,996	$(1,850)	$(33,478)	$(30,813)

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Amounts recognized in the accompanying balance sheets
Accrued benefit liability	$(110,720)	$(114,105)	$(33,478)	$(30,813)
Accumulated other comprehensive loss	120,716	112,255	—	—
Net amount recognized	$9,996	$(1,850)	$(33,478)	$(30,813)
Weighted average assumptions at end of year:
Discount rate	5.75%	6.00%	5.75%	6.00%
Expected return on plan assets	8.00%	9.00%	Not applicable	Not applicable
Rate of compensation increase	Various *	Various *	Not applicable	Not applicable

*                                         Differs for each pilot. Amount needed to bring pilot’s final pay to $168,000 in 2004 dollars, indexed 1.0% per year after 2004. Compensation for pilots was assumed to increase 4.5% in 2004 and 3.5% in 2003. The rate of compensation increase is not applicable to the frozen plans.

At December 31, 2004, the health care cost trend rate was assumed to increase by 9.5% for 2005 and decrease gradually to 4.75% over 9 years and remain level thereafter. At December 31, 2003, the health care cost trend rate was assumed to increase by 9.50% for 2004 and decrease gradually to 4.75% over 7 years and remain level thereafter.

Assumption changes, for both pension and other benefits, relate primarily to reductions in the discount rate used to value the pension obligations as of December 31, 2004 and 2003, which resulted in a significant increase in the projected benefit obligation in both years. The curtailment recognized in the year ended December 31, 2003, resulted from pilot furloughs that occurred during 2003.

The accumulated benefit obligation for Hawaiian’s defined benefit pension plans was $304.9 million and $276.4 million as of December 31, 2004 and 2003, respectively. To the extent that the accumulated benefit obligation exceeds the fair value of plan assets, a minimum pension liability must be recognized on the balance sheet. Accordingly, Hawaiian recognized an additional amount (the minimum pension liability adjustment) necessary to record the full amount of the minimum pension liability. Pursuant to SFAS No. 87, “Employers’ Accounting for Pensions”, minimum pension liability adjustments are recognized through accumulated other comprehensive income (loss), rather than through the statement of operations. The minimum pension liability increased shareholders’ deficiency by $120.7 million and $112.3 million as of December 31, 2004 and 2003, respectively.

The following table sets forth the net periodic benefit cost for the years ended December 31, 2004, 2003, and 2002:

	Pension Benefits			Other Benefits
	2004	2003	2002	2004	2003	2002
Components of Net Periodic Benefit Cost
Service cost	$8,753	$8,181	$7,466	$1,610	$1,576	$1,324
Interest costs	18,235	17,105	16,342	2,060	1,776	1,525
Expected return on plan assets	(17,267)	(16,790)	(17,271)	—	—	—
Amortization of prior service cost	—	—	—	221	227	239
Recognized net actuarial loss (gain)	7,848	4,763	1,865	88	(50)	(490)
Curtailment and termination benefits	—	—	881	—	(1,232)	—

Net periodic benefit cost	$17,569	$13,259	$9,283	$3,979	$2,297	$2,598

Assumed health care cost trend rates have a significant impact on the amounts reported for other benefits. A one-percentage point change in the assumed health care cost trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$606	$(492)
Effect on postretirement benefit obligation	$7,336	$(6,014)

Plan assets consist primarily of equity and fixed income securities. As of December 31, the asset allocation percentages by category were as follows (in thousands):

	2004	2003
U.S. equities	44%	46%
Fixed income	33%	21%
International equities	10%	11%
Other	13%	22%
	100%	100%

Hawaiian develops the expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan’s assets, including the trustee’s review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. Hawaiian’s expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on the goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from security class will not have an unduly detrimental impact on the entire portfolio. The target allocation of assets are as follows:

	Percent of Total	Expected Long-Term Rate of Return
U.S. equities	50%	10%
Fixed income	30%	4%
International equities	10%	10%
Other	10%	8%
	100%

Hawaiian also sponsors separate deferred compensation plans (401(k)) for its pilots, flight attendants, ground and salaried personnel. Participating employer cash contributions are not required under the terms of the pilots’ plan. Hawaiian is required to contribute up to 7.0% of defined compensation pursuant to the terms of the flight attendants’ plan. Contributions to the flight attendants’ plan are funded currently and totaled approximately $2.3 million in 2004 and $2.2 million in both 2003 and 2002. Hawaiian is also required to contribute a minimum of 4.04%, up to a maximum of 8%, of eligible earnings to the ground and salaried plan for eligible employees as defined by the plan. Contributions to the ground and salaried 401(k) plan totaled $3.5 million, $3.3 million, and $3.5 million in 2004, 2003, and 2002, respectively.

13.                               Capital Stock and Options

Authorized Capital Stock

As of December 31, 2004 and 2003, the authorized capital stock of Hawaiian consists of 60,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

No dividends were paid by Hawaiian for any of the years ended December 31, 2004, 2003 or 2002.

Stock Compensation

As part of the collective bargaining agreement negotiated with ALPA in December 2000, Hawaiian agreed to distribute 1,685,380 shares of Hawaiian’s common stock on a quarterly basis to the individual 401(k) accounts of ALPA pilots in Hawaiian’s employment during 2001 and 2002. Subsequent to the Corporate Restructuring, each pilot participant eligible to receive a share of Hawaiian common stock became eligible to receive, on the same terms and conditions as were in effect immediately prior to the Corporate Restructuring, one share of Holdings common stock instead. In 2001, 518,910 shares, representing the number of shares required to be distributed in respect of the first, second and third quarters of 2001, were distributed to Vanguard Group, Inc. as trustee for the Hawaiian Airlines, Inc. Pilots’ 401(k) Plan. In 2002, 1,051,214 shares, required for the fourth quarter of 2001 and the first, second and third quarters of 2002, were distributed to Vanguard Group, Inc. as trustee. The distribution for the quarter ended December 31, 2002, consisting of 105,776 shares, was made on March 14, 2003. Hawaiian recognized compensation expense related to the stock distribution of $2.2 million for the year ended December 31, 2002.

Holdings has agreed to set aside 1,500,000 shares of its common stock in a pool for allocation to employees of Hawaiian. Under the agreement, shares in the pool will be allocated between the time of Hawaiian’s emergence from bankruptcy and May 2007 among employees of Hawaiian (other than officers) or to their accounts in Hawaiian’s 401(k) or similar plan. The shares will be allocated pursuant to formulas set forth in the agreement.

Stock Option Plans

Under the 1994 Stock Option Plan, 600,000 shares of common stock were reserved for grants of options to officers and key employees of Hawaiian. Under the 1996 Stock Incentive Plan, as amended, 4,500,000 shares of common stock were reserved for issuance of discretionary grants of options to Hawaiian’s employees. Hawaiian also had a 1996 Nonemployee Director Stock Option Plan under which 500,000 shares of common stock were reserved for issuance and grants of options to nonemployee members of the Board of Directors. Following the

Corporate Restructuring, Holdings assumed sponsorship of the then-existing Hawaiian stock option plans. As a result, the outstanding options became exercisable or issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Corporate Restructuring, except that shares of Holdings common stock would be issued upon the exercise or issuance of these options instead of Hawaiian common stock. As a result of the Corporate Restructuring, Hawaiian currently has no stock options outstanding.

Stock options were granted with an exercise price equal to the common stock’s fair market value at the date of grant, generally vested over a period of four years and expired, if not previously exercised, ten years from the date of grant. Stock option activity for Hawaiian during the periods indicated is as follows:

	Shares of Common Stock		Weighted Average of Exercise Price
	Available for Options	Under Plan	of Shares Under Plan
Balance at December 31, 2001	1,439,500	3,018,000	$2.97
Granted
1996 Stock Incentive Plan	(150,000)	150,000	2.95
1996 Nonemployee Director Stock Option Plan	(164,000)	164,000	3.26
Exercised
1996 Stock Incentive Plan	—	(20,000)	2.06
Forfeited
1996 Stock Incentive Plan	50,000	(50,000)	3.25
Balance at August 29, 2002	1,175,500	3,262,000	$2.96
Corporate Restructuring, options assumed by Holdings	(1,175,500)	(3,262,000)
Balance at December 31, 2002	—	—

The per share weighted-average fair value of stock options granted during 2002 was $1.62 on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected dividend yield	0.00%
Expected volatility	55.00%
Risk-free interest rate	3.54% to 5.29%
Expected life	Up to 6 years

14.                               Commitments and Contingent Liabilities

Litigation and Contingencies

Hawaiian is subject to legal proceedings arising in the normal course of its operations. Management does not anticipate that the disposition of such proceedings will have a material effect upon Hawaiian’s financial statements. Furthermore, Hawaiian’s Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against Hawaiian or its property to recover on, collect or secure a claim arising prior to the Petition Date.

Los Angeles Airport Operating Terminal

On December 1, 1985, Hawaiian entered into an interline agreement with other airlines, which was amended and restated as of September 1, 1989 for, among other things, the sharing of costs, expenses and certain liabilities related to the acquisition, construction and renovation of certain passenger terminal facilities at the Los Angeles International Airport (“Facilities”). Current tenants and participating members of LAX Two Corporation (the “Corporation”), a mutual benefit corporation, are jointly and severally obligated to pay their share of debt service payments related to Facilities Sublease Revenue Bonds issued to finance the acquisition, construction and renovation of the Facilities which totaled $111.9 million at completion. The Corporation leases the Facilities from the Regional Airports Improvement Corporation under an agreement accounted for as an operating lease. In addition, the Corporation is also obligated to make annual payments to the city of Los Angeles for charges related to its terminal ground rental.

General Guarantees and Indemnifications

Hawaiian is the lessee under certain real estate leases. It is common in such commercial lease transactions for Hawaiian as the lessee to agree to indemnify the lessor and other related third parties for tort liabilities that arise out of or relate to Hawaiian’s use or occupancy of the leased premises. In some cases, this indemnity extends to related liabilities arising from the negligence of the indemnified parties, but usually excludes any liabilities caused by their gross negligence or willful misconduct. Additionally, Hawaiian typically indemnifies such parties for any environmental liability that arises out of or relates to its use of the leased premises. Hawaiian expects that it is covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to real estate that it leases. Hawaiian cannot estimate the potential amount of future payments, if any, under the foregoing indemnities and agreements.

15.                               Stock Repurchases, Related Party Transactions and Related Litigation

In March 2000, Hawaiian’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to five million shares of its common stock from time to time in the open market or privately negotiated transactions. In August 2000, the Board of Directors increased the authorization to ten million shares, including the effect of the repurchase of certain warrants and common stock repurchased in 2000. The total number of shares of common stock repurchased under the stock repurchase program amounted to 9,333,508 as of December 31, 2001. In March 2002, Hawaiian’s Board of Directors approved another stock repurchase program authorizing the repurchase of up to an additional five million shares of its common stock from time to time in the open market or privately negotiated transactions. Hawaiian purchased 990,700 shares of common stock for $3.1 million at an average cost of $3.17 per share in open market transactions under this program through May 7, 2002, when the repurchase program was halted.

On May 31, 2002, Hawaiian commenced a tender offer to purchase for cash up to 5,880,000 shares of its common stock at a price of $4.25 per share, representing a potential purchase of approximately 17.5% of Hawaiian’s outstanding common stock as of that date (the “Self-Tender”). The Self-Tender was substantially oversubscribed and terminated without extension on June 27, 2002. Hawaiian accepted 5,880,000 properly tendered shares on a pro rata basis with a proration factor of approximately 22.12%. Payment for accepted shares of $25.0 million was made on July 8, 2002.

Included in other operating expenses for the years ended December 31, 2003 and 2002 is $0.2 million and $2.6 million, respectively, related to a services agreement with Smith Management LLC, whereby Hawaiian paid $2.0 million to Smith Management LLC for specified corporate, financial and tax services provided to Hawaiian through March 31, 2002, and $75,000 per month for such services thereafter. Mr. John W. Adams, Hawaiian’s Chairman and Chief Executive Officer at that time, is also the president of Smith Management LLC.

Subsequent to the Corporate Restructuring, but prior to the Trustee’s appointment, Hawaiian paid certain expenses on behalf of Holdings, generally relating to Holdings’ obligations as a public company. In addition, Hawaiian transferred $500,000 to Holdings immediately prior to Hawaiian’s bankruptcy filing. These transactions resulted in an aggregate receivable from Holdings of $1.4 million as of December 31, 2004 and 2003, which has been fully reserved by Hawaiian.

On November 28, 2003, the Trustee filed a complaint (the “Complaint”) with the Bankruptcy Court, naming Mr. Adams, AIP, Airline Investors Partnership, L.P. and Smith Management LLC (collectively, the “Adams Defendants”) and Holdings, as defendants. The Complaint asserted various counts based on corporate actions including claims alleging, inter alia, fraudulent transfer claims under the Bankruptcy Code and Hawaii law; avoidance and recovery of preference under the Bankruptcy Code; unlawful distribution under Hawaii law; violations of the duties of care and loyalty under Hawaii law; and unjust enrichment under Hawaii law. The factual allegations relate to the Self-Tender; payments made by Hawaiian to Smith Management LLC; $200,000 in compensation paid by Hawaiian to Mr. Adams; and $500,000 transferred from Hawaiian to Holdings immediately prior to Hawaiian’s bankruptcy filing. Based on all of the claims in the Complaint, the Trustee sought in excess of $28 million, as well as punitive damages, prejudgment interest and the costs of the lawsuit. The Adams Defendants and Holdings served answers denying all material allegations of the Complaint on January 5, 2004 and on February 18, 2004, respectively. On December 17, 2004, Hawaiian and the Adams Defendants entered into a settlement agreement under which the Adams Defendants agreed to pay $3.6 million to Hawaiian in exchange for a release of Hawaiian’s claims. At a hearing held on February 24, 2005, the Bankruptcy Court approved the settlement agreement. The $3.6 million is payable to Hawaiian no later than ten days after Effective Date of the Joint Plan.

With respect to the $500,000 transferred from Hawaiian to Holdings, Holdings has filed a response in which it acknowledges that it received $500,000 from Hawaiian shortly before the commencement of Hawaiian’s bankruptcy case and that it is prepared to return that cash to Hawaiian. Holdings has not, however, returned the funds because the Pension Benefit Guarantee Corporation (PBGC) has asserted a contingent claim against Holdings, which claim it has alleged is secured by the $500,000 that Holdings would otherwise return to Hawaiian. The PBGC claim arises from the pension plan for the pilots employed by Hawaiian. That pension plan has not been terminated and, therefore, the contingency to the PBGC having a claim against Holdings has not occurred. The PBGC has, however, asserted a claim, pending confirmation of the Joint Plan that definitively provides for the preservation of the pension plan.

During 2003, the Securities and Exchange Commission (SEC) opened a formal, nonpublic investigation of Hawaiian and several of its then officers, including Mr. Adams, related to the Self-Tender. On March 13, 2004, Hawaiian announced that the staff of the San Francisco District Office of the SEC was considering recommending that the SEC authorize a civil action against Mr. Adams and AIP for possible violations of securities laws related to the Self-Tender. On September 23, 2004, Hawaiian announced a settlement agreement with the SEC that resolves the SEC’s investigation of the Self-Tender, pursuant to which investigation of the SEC concluded that the Self-Tender violated SEC rules relating to tender offers. Under the terms of the settlement, the SEC will not file any claim or seek any monetary penalties against Hawaiian, and Hawaiian pledges to comply with tender offer disclosure rules if it should ever again make a public tender offer.

Included in other operating expenses for the year ended December 31, 2002 is $300,000 related to a consulting agreement with Todd G. Cole, a director of Hawaiian through May 15, 2003, pursuant to which Mr. Cole provided executive consulting services regarding fleet utilization, scheduling and other operational matters for a fee of $20,833 per month from May 1, 2002 through October 31, 2002 and a single payment of $125,800 due January 6, 2003. The consulting agreement was extended through December 31, 2002, during which Mr. Cole received a fee of $41,666 per month and accrued payments during the initial term totaling $125,000 on October 31, 2002. The consulting agreement was terminated on December 31, 2002.

From May 19, 2000 through April 25, 2003, Hawaiian invested $3.0 million in certificates of deposit with Liberty Bank, SSB, of Austin, Texas. Liberty Bank is indirectly majority owned by Mr. Adams and another individual. Edward Z. Safady and Thomas J. Trzanowski, both former members of Hawaiian’s Board of Directors, are employees and/or directors of Liberty Bank, SSB.

16.                               Concentration of Business Risk

Hawaiian’s scheduled service operations are primarily focused on providing air transportation service to, from, and throughout the Hawaiian Islands. Therefore, Hawaiian’s operations, including its ability to collect its outstanding receivables, are significantly affected by economic conditions in the State of Hawaii and by other factors affecting the level of tourism in Hawaii. In 2004 and 2003, one particular Hawaii-based wholesaler constituted approximately 6% of Hawaiian’s total operating revenue.

17.                               Segment Information

Principally all operations of Hawaiian either originate or end in the State of Hawaii. The management of such operations is based on a system-wide approach due to the interdependence of Hawaiian’s route structure in its various markets. Hawaiian operates as a matrix form of organization as it has overlapping sets of components for which managers are held responsible. Managers report to Hawaiian’s chief operating decision-maker on both Hawaiian’s geographic components and Hawaiian’s product and service components, resulting in the components based on products and services constituting one operating segment. As Hawaiian offers only one service (i.e., air transportation), management has concluded that it has only one segment. Hawaiian’s principal line of business, the scheduled and chartered transportation of passengers, constitutes more than 90% of its operating revenue. The following table delineates scheduled and chartered passenger revenue of Hawaiian:

	2004	2003	2002
Transpacific	$448,934	$408,349	$341,661
Interisland	214,468	197,629	180,391
South Pacific	36,095	20,829	19,940
Charter	7,280	23,070	46,480
	$706,777	$649,877	$588,472

18.                               Supplemental Financial Information (unaudited)

Unaudited Quarterly Financial Information

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2004:
Operating revenue	$177,831	$191,178	$210,819	$184,137
Operating income	15,741	18,220	32,142	4,980
Nonoperating expense	(3,757)	(3,478)	(117,106)	(5,366)
Net income (loss)	7,233	9,181	(95,059)	3,205

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003:
Operating revenue	$157,064	$167,667	$196,000	$185,414
Operating income (loss)	(13,492)	27,315	43,738	19,917
Nonoperating expense	(1,906)	(5,648)	(100,991)	(5,502)
Net income (loss)	(15,398)	20,149	(65,310)	11,046

19.                               Subsequent Events

Subsequent to the original issuance of these financial statements in March 2005, Hawaiian reached a revised final proposed agreement with the negotiating committee of ALPA, which was ratified by the members of the ALPA, and the Joint Plan was consummated on June 2, 2005. In addition to providing for payment in full of all allowed claims, the Joint Plan also provided for the merger of Hawaiian with and into HHIC, with HHIC as the surviving entity immediately changing its name to Hawaiian Airlines, Inc., a Delaware corporation.  The Joint Plan was consummated with the financing transactions set forth below.  As a result, the conditions that previously raised substantial doubt about whether Hawaiian would continue as a going concern no longer exist.

Common Stock

On June 2, 2005, Holdings issued approximately 14.1 million shares of its common stock to holders of lease-related claims in Hawaiian’s bankruptcy case pursuant to the Joint Plan.

Senior Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with Holdings, as guarantor, the lenders named therein and Wells Fargo Foothill, Inc. (“Wells Fargo”), as agent for the senior lenders (the “Senior Credit Facility”). Indebtedness under the Senior Credit Facility is secured by substantially all of the assets of Hawaiian.  The Senior Credit Facility provides Hawaiian with a $50.0 million senior secured credit facility comprised of (i) a revolving line of credit in the maximum amount of $25.0 million, subject to availability under a borrowing base formula based on Hawaiian’s eligible accounts receivable, eligible spare parts, eligible ground equipment and collections, with a $15.0 million sublimit for letters of credit and up to $5.0 million in swing loans and (ii) a $25.0 million term loan. Indebtedness under the Senior Credit Facility bears interest, in the case of base rate loans, at a per annum rate equal to the base rate (Wells Fargo’s published “prime rate”) plus the base rate margin (1.50 percentage points), and, in the case of LIBOR rate loans, at a per annum rate equal to the LIBOR rate plus the LIBOR rate margin, as defined in the Senior Credit Facility.  The interest rate shall at no time be less than 5% per annum and is subject to adjustment from time to time.  The Senior Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. Hawaiian’s obligations under the Senior Credit Facility are guaranteed by Holdings.  The Senior Credit Facility matures in three years.

Term B Credit Facility

On June 2, 2005, Hawaiian, as borrower, entered into a credit agreement with Holdings, as guarantor, the lenders named therein and Canyon Capital Advisors, LLC (“Canyon”), as agent for the junior lenders (the “Term B Credit Facility”). The Term B Credit Facility provided Hawaiian with an additional $25 million term loan at an interest rate of 10% per annum, with interest payable quarterly. The entire principal amount of the loan may be prepaid, subject to certain prepayment penalties as set forth in the Term B Credit Facility.  The Term B Credit Facility includes customary covenants for lending transactions of this type, including minimum EBITDA, excess availability and leverage ratio financial covenants. The Term B Credit Facility is secured by a lien on substantially all of the assets of Hawaiian, subject to the prior liens granted to the senior lenders under the Senior Credit Facility. The obligations of Hawaiian under the Term B Credit Facility are guaranteed by Holdings.  The Term B Facility matures in three years.

Note Purchase Agreement

On June 1, 2005, Holdings and RC Aviation entered into a Note Purchase Agreement (the “Note Purchase Agreement”), pursuant to which certain members of RC Aviation purchased from Holdings Series A Subordinated Convertible Notes due June 1, 2010 (the “Series A Notes”) and Series B Subordinated Convertible Notes due June 1, 2010 (the “Series B Notes” and, together with the Series A Notes, the “Notes”), in the aggregate principal amount of $60 million.  The Notes provide for interest at a rate of 5% per annum, payable in cash or additional Notes at the option of Holdings. The Notes will be convertible into Holdings common stock at an initial conversion price of $4.35 per share, subject to adjustment upon the occurrence of certain dilutive events. The Series A Notes are convertible into 8,933,000 shares of Holdings common stock at any time after the first anniversary of the issuance thereof, and the Series B Notes are convertible into 4,860,103 shares of Holdings common stock at any time after the latest to occur of (i) the effectiveness of an amendment to Holdings’ Amended and Restated Certificate of Incorporation increasing the aggregate number of authorized shares of Holdings common stock to an amount that would allow for the full conversion of the Series B Notes and the full exercise of the common stock warrant issued to RC Aviation on June 2, 2005, (ii) the receipt of Holdings stockholder approval authorizing the issuance of the Holdings common stock upon conversion of the Series B Notes, and (iii) the first anniversary of the issuance of the Notes. The Notes become due in five years from the issue date, if not prepaid or converted prior to such date. Holdings has the right, and has covenanted to use its best efforts, to redeem the Notes at 105% of the aggregate principal amount, plus all accrued and unpaid interest due and payable thereunder, at any time prior to the first anniversary of issuance. On June 2, 2005, RC Aviation also received a warrant to purchase shares of newly designated Series E Preferred Stock of Holdings, such warrant to be automatically exchanged, upon the occurrence of certain events, for warrants to purchase up to ten percent (10%) of the fully-diluted shares of common stock of Holdings (6,856,000 shares) at an exercise price of $7.20 per share, of which warrants half had been previously earned by RC Aviation for its funding commitment with respect to the Joint Plan and the other half of which was earned by RC Aviation in connection with its purchase of the Notes.